Exhibit 99.6

SELECTED HISTORICAL FINANCIAL DATA AND UNAUDITED PRO

FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Terms not defined herein shall have the meanings ascribed to them in the Company’s definitive proxy statement/prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 1, 2023.

Selected Historical Consolidated Financial Data of Magenta

The following tables summarize the consolidated financial data of Dianthus Therapeutics, Inc. (formerly Magenta Therapeutics, Inc.), a Delaware corporation (the “Company” or “Magenta”). The consolidated statement of operations data for the six months ended June 30, 2023 and 2022 and the consolidated balance sheet data as of June 30, 2023 have been derived from the unaudited condensed consolidated financial statements included in Magenta’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2023. The consolidated statement of operations data for the years ended December 31, 2022 and 2021 and the consolidated balance sheet data as of December 31, 2022, and 2021 have been derived from the audited consolidated financial statements included in Magenta’s Annual Report on Form 10-K, filed with the SEC on March 23, 2023. You should read the following selected condensed consolidated financial data together with Magenta’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Magenta’s consolidated financial statements and the related notes included in Magenta’s Quarterly Report on Form 10-Q filed with the SEC on August 3, 2023 and included in Magenta’s Annual Report on Form 10-K, filed with the SEC on March 23, 2023. Magenta’s historical results are not necessarily indicative of results that should be expected in any future period and Magenta’s results for the interim period are not necessarily indicative of the results that should be expected for the full year ending December 31, 2023.

Selected Consolidated Statement of Operations Data:

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021
	(in thousands, except share and per share data)
Operating expenses
Research and development	$8,134	$28,150	$55,141	$46,766
General and administrative	11,450	13,767	25,761	27,926
Restructuring and other charges	19,921	—	—	—
Total operating expenses	39,505	41,917	80,902	74,692

Loss from operations	(39,505)	(41,917)	(80,902)	(74,692)
Interest and other income, net	7,051	1,696	4,440	3,556

Net loss	$(32,454)	$(40,221)	$(76,462)	$(71,136)

Net loss per share, basic and diluted	$(8.56)	$(10.94)	$(20.61)	$(20.71)

Weighted average common shares outstanding, basic and diluted	3,790,504	3,675,462	3,710,771	3,434,300

Selected Consolidated Balance Sheet Data:

	As of June 30,	As of December 31,
	2023	2022	2021
	(in thousands)
Cash and cash equivalents	$62,633	$57,626	$131,650
Marketable securities	14,960	54,415	45,276
Working capital(1)	74,604	101,053	169,830
Total assets	78,638	146,645	189,934
Total liabilities	4,034	40,687	17,262
Accumulated deficit	(434,483)	(402,029)	(325,567)
Total stockholders’ equity	74,604	105,958	172,672

(1)	Working capital is defined as current assets less current liabilities.

Selected Historical Condensed Financial Data of Dianthus

The following tables summarize the financial data of Dianthus Therapeutics OpCo, Inc. (formerly Dianthus Therapeutics, Inc.), a Delaware corporation (“Dianthus”). The statement of operations data for the six months ended June 30, 2023 and 2022, and the balance sheet data as of June 30, 2023, have been derived from Dianthus’ unaudited condensed financial statements included as Exhibit 99.4 of the Company’s Current Report on Form 8-K/A filed with the SEC on September 21, 2023 (the “Current Report on Form 8-K/A”) of which this Exhibit 99.6 is a part. The statement of operations data for the years ended December 31, 2022, and 2021, and the balance sheet data as of December 31, 2022 and 2021, have been derived from Dianthus’ audited financial statements included as Exhibit 99.5 of the Current Report on Form 8-K/A of which this Exhibit 99.6 is a part. You should read the following selected financial data together with Dianthus’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Dianthus’ financial statements and related notes included as Exhibits 99.3, 99.4 and 99.5, respectively, of the Current Report on Form 8-K/A of which this Exhibit 99.6 is a part. Dianthus’ historical results are not necessarily indicative of results that should be expected in any future period and Dianthus’ results for the interim period are not necessarily indicative of the results that should be expected for the full year ending December 31, 2023.

Selected Condensed Statement of Operations Data:

	Six Months Ended June 30,		Year Ended December 31,
	2023	2022	2022	2021
	(in thousands, except share and per share data)
Revenues
License revenue—related party	$1,445	$4,069	$6,417	$1,476
Operating expenses
Research and development	16,100	12,330	29,379	12,606
General and administrative	4,804	2,497	6,743	1,956

Total operating expenses	20,904	14,827	36,122	14,562

Loss from operations	(19,459)	(10,758)	(29,705)	(13,086)
Other income/(expense)
Interest income	1,293	89	1,145	3
(Loss)/gain on currency exchange, net	(37)	100	136	(26)
Other expense	(26)	(7)	(52)	—

Total other income/(expense), net	1,230	182	1,229	(23)

Net loss	$(18,229)	$(10,576)	$(28,476)	$(13,109)

Net loss per common share, basic and diluted	$(4.54)	$(2.64)	$(7.10)	$(3.27)

Weighted average common shares outstanding, basic and diluted	4,011,824	4,008,324	4,009,204	4,005,704

Selected Condensed Balance Sheet Data:

	As of June 30,	As of December 31,
	2023	2022	2021
	(in thousands)
Cash and cash equivalents	$40,280	$15,365	$7,638
Short-term investments	20,803	60,125	—
Working capital(1)	56,623	73,808	4,036
Total assets	64,275	83,110	9,451
Total liabilities	7,711	9,454	5,352
Convertible preferred stock	118,024	118,024	21,348
Accumulated deficit	(64,097)	(45,868)	(17,392)
Total stockholders’ deficit	(61,460)	(44,368)	(17,249)

(1)	Working capital is defined as current assets less current liabilities.

Selected Unaudited Pro Forma Condensed Combined Financial Data of Magenta and Dianthus

The following unaudited pro forma condensed combined financial information reflects the merger (as defined below) as a reverse asset acquisition accounted for as a reverse recapitalization in accordance with GAAP. For accounting purposes, Dianthus was considered to be acquiring Magenta in the merger. This determination was primarily based on the expectation that, immediately following the merger: (i) Dianthus’ equity holders owns a substantial majority of the voting rights in the combined company; (ii) Dianthus’ largest stockholders retain the largest interest in the combined company; (iii) Dianthus designated a majority (six of eight) of the initial members of the board of directors of the combined company; and (iv) Dianthus’ executive management team became the management of the combined company.

Accordingly, for accounting purposes: (i) the merger was treated as the equivalent of Dianthus issuing stock to acquire the net assets of Magenta, (ii) the net assets of Magenta are recorded based on their fair value in the financial statements at the time of closing, substantially all of which consisted of cash and cash equivalents, marketable securities, as well as other nominal non-operating assets, and therefore approximated the historical carrying value of the assets and (iii) the reported historical operating results of the combined company prior to the merger are those of Dianthus.

At the effective date of the merger, substantially all of Magenta’s assets consisted of cash and cash equivalents, marketable securities, and nominal non-operating assets. Since Magenta’s non-operating assets, other than cash and cash equivalents and marketable securities, had nominal value upon closing of the merger, Magenta accounted for the reverse asset acquisition as a reverse recapitalization. There were no intangible assets related to MGTA-145 or MGTA-45 program candidates, or the MGTA-117 antibodies as of the effective date of the merger since all such assets had been sold to third parties. In addition, sales of other assets completed prior to the closing of the merger were of only nominal value and resulted in nominal cash, given the early development stage of such assets.

The unaudited pro forma condensed combined balance sheet assumes that the Dianthus pre-closing financing (as defined below) and the merger were consummated as of June 30, 2023, and combines the historical balance sheets of Magenta and Dianthus as of such date. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, and for the year ended December 31, 2022, assumes that the Dianthus pre-closing financing (as defined below) and the merger were consummated as of January 1, 2022, and combines the historical results of Magenta and Dianthus for the respective periods presented.

The selected unaudited pro forma condensed combined financial data are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods. The selected unaudited pro forma condensed combined financial data as of and for the six months ended June 30, 2023, and as of December 31, 2022, are derived from the unaudited pro forma condensed combined financial information and should be read in conjunction with that information. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” below.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations:

	Six Months Ended June 30, 2023	Year Ended December 31, 2022
	(in thousands, except share and per share data)
Revenues
License revenue—related party	$1,445	$6,417
Operating expenses
Research and development	24,234	84,669
General and administrative	16,254	38,596
Restructuring and other charges	19,921	—

Total operating expenses	60,409	123,265

Loss from operations	(58,964)	(116,848)
Other income/(expense)
Interest and other income, net	5,093	5,585
(Loss)/gain on currency exchange, net	(37)	136
Other (expense)/income	(26)	3,279

Total other income/(expense), net	5,030	9,000

Net loss	$(53,934)	$(107,848)

Net loss per share, basic and diluted	$(3.59)	$(7.22)

Weighted average common shares outstanding, basic and diluted	15,025,437	14,946,706

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data:

June 30, 2023
(in thousands)
Cash and cash equivalents	$162,139
Short-term investments	35,763
Working capital(1)	183,886
Total assets	202,139
Total liabilities	18,312
Accumulated deficit	(76,142)
Total stockholders’ equity	183,827

(1)	Working capital is defined as current assets less current liabilities.

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information is based on Magenta’s historical consolidated financial statements and Dianthus’ historical financial statements as adjusted to give effect to the merger of the companies, accounted for as a reverse acquisition accounted for as a reverse recapitalization, and to the issuance of shares and Dianthus pre-funded warrants in the Dianthus pre-closing financing (as defined below) and to Magenta’s 1:16 reverse stock split.

The Merger

On May 2, 2023, Magenta, Merger Sub, and Dianthus, entered into the Merger Agreement, pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub merged with and into Dianthus, with Dianthus continuing as a wholly owned subsidiary of Magenta and the surviving corporation of the merger (the “merger”). The merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. The merger was consummated on September 11, 2023 and the business of Dianthus will continue as the business of the combined company.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger, each share of Dianthus common stock outstanding immediately prior to the effective time, including (i) those shares of Dianthus common stock issued upon conversion of the Dianthus preferred stock, which conversion occurred immediately prior to the effective time of the merger, and (ii) those shares of common stock and Dianthus pre-funded warrants issued in connection with Dianthus pre-closing financing (as defined below), were converted into the right to receive a number of shares of Magenta common stock or pre-funded warrants to acquire Magenta common stock based on the exchange ratio calculated in accordance with the Merger Agreement (the “Exchange Ratio”).

In April 2023, Magenta sold certain assets, including intellectual property, related to the CD117 antibodies including the clinical antibody that was used with MGTA-117, MGTA-45 program and MGTA-145 program for upfront payments of $3.3 million and contingent payments of up to $20.0 million upon the achievement of certain milestones. The accompanying unaudited pro forma condensed combined financial information includes an adjustment to reflect the upfront payments of $3.3 million from the April 2023 asset sales.

The contingent cash flow streams resulting from the April 2023 sales of certain assets, including intellectual property, related to its MGTA-117 antibody, MGTA-45 program and MGTA-145 program, are considered to be variable consideration that is not probable to be received by Magenta as the achievement of the milestones is highly susceptible to factors outside of Magenta’s influence that are not expected to be resolved for a long period of time, if at all. The value of such contingent cash flow streams is therefore not material to Magenta or the merger.

At the effective time of the merger, Magenta and a rights agent entered into a Contingent Value Rights Agreement, or the CVR Agreement, pursuant to which Magenta’s stockholders of record as of immediately prior to the effective time of the merger received one non-transferable CVR for each outstanding share of Magenta common stock held by such stockholder on such date. Pursuant to the CVR Agreement, each CVR holder will be entitled to rights to receive a pro rata portion of certain proceeds, if any, received by Magenta after the effective time of the merger, which proceeds will include the contingent payments related to the April 2023 asset sales. As of the effective date of the merger, Magenta does not believe that it has a liability, as the contingent events obligating Magenta to pay Magenta’s stockholders of record are not probable of occurring. If, following the merger, Magenta were to record a receivable once the variable consideration is not constrained, for the contingent payments resulting from the April 2023 asset sales, it would also record a corresponding liability.

Accordingly, the merger is treated as a reverse acquisition accounted for as a reverse recapitalization in accordance with GAAP because on the effective date of the merger, substantially all of Magenta’s assets consist of cash and cash equivalents, marketable securities, as well as other nominal non-operating assets.

Under certain circumstances further described in the Merger Agreement, the ownership percentages of Dianthus securityholders and Magenta securityholders were subject to adjustment to the extent that Magenta’s net cash as of the closing was less than $59.5 million or greater than $60.5 million and to the extent there were any changes to the amount of the Dianthus pre-closing financing (as defined below). Immediately after the consummation of the merger, based on the Exchange Ratio of approximately 0.2181 and Magenta’s net cash at closing of approximately $68.6 million, Dianthus securityholders owned approximately 77.0% of Magenta capital stock, and Magenta securityholders owned approximately 23.0% of Magenta capital stock, after giving effect to the Dianthus pre-closing financing (as defined below).

The Dianthus Pre-Closing Financing

In connection with the Merger Agreement, certain third parties entered into a subscription agreement, as amended (the “subscription agreement”), with Dianthus to purchase shares of Dianthus common stock, par value $0.0001 per share and, if applicable, Dianthus pre-funded warrants, in the form agreed between Dianthus and the applicable purchasers to acquire that number of shares of common stock, at a per share purchase price defined in the subscription agreement, for an aggregate purchase price of approximately $72.0 million (the “Dianthus pre-closing”). The aggregate purchase price of $72.0 million was fixed, while the purchase price per share or warrant and the aggregate number of shares and warrants to be purchased was subject to change pursuant to the terms of the subscription agreement. The Dianthus pre-closing financing was contingent on and occurred immediately prior to the closing of the merger. Shares of the Dianthus common stock and Dianthus pre-funded warrants issued pursuant to the Dianthus pre-closing financing were converted into shares of Magenta common stock and Magenta pre-funded warrants, respectively, in accordance with the Exchange Ratio at the effective time.

The unaudited pro forma condensed combined balance sheet assumes that the Dianthus pre-closing financing, and the merger were consummated as of June 30, 2023, and combines the historical balance sheets of Magenta and Dianthus as of such date. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, and year ended December 31, 2022, assumes that the Dianthus pre-closing financing and the merger were consummated as of January 1, 2022, and combines the historical results of Magenta and Dianthus for the periods presented.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during these periods.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, expected to be completed after the closing, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined organization’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Magenta and Dianthus been a combined organization during the specified periods. The actual results reported in periods following the merger may differ significantly from those reflected in the unaudited pro forma condensed combined financial information presented herein for a number of reasons, including, but not limited to, differences in the assumptions used to prepare this unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the separate historical financial statements of Magenta and Dianthus, Magenta’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in its Quarterly Report on Form 10-Q filed with the SEC on August 3, 2023, and Dianthus’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Exhibit 99.3 of this Current Report on Form 8-K/A of which this Exhibit 99.6 is a part.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Magenta may materially vary from those of Dianthus. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the merger, management will conduct a final review of Magenta accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Magenta results of operations or reclassification of assets or liabilities to conform to Dianthus’ accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2023

(in thousands)

	Historical		Transaction Accounting Adjustments		Pro Forma Combined Total
	Dianthus	Magenta
Assets
Current assets:
Cash and cash equivalents	$40,280	$62,633	$59,226	(a)(b)(c)(j)(k)	$162,139
Short-term investments	20,803	14,960	—		35,763
Receivable from related party	362	—	—		362
Unbilled receivable from related party	418	—	—		418
Prepaid expense and other current assets	249	1,045	—		1,294
Deferred transaction costs	1,163	—	—		1,163

Total current assets	63,275	78,638	59,226		201,139
Property and equipment, net	149	—	—		149
Right-of-use lease assets	677	—	—		677
Other assets and restricted cash	174	—	—		174

Total assets	$64,275	$78,638	$59,226		$202,139

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$2,320	$813	$—		$3,133
Accrued expense and other current liabilities	3,874	3,221	6,567	(b)(c)(i)	13,662
Current portion of deferred revenue—related party	100	—	—		100
Current portion of lease liabilities	358	—	—		358

Total current liabilities	6,652	4,034	6,567		17,253
Deferred revenue—related party	763	—	—		763
Long-term lease liabilities	296	—	—		296

Total liabilities	7,711	4,034	6,567		18,312

Convertible preferred stock	118,024	—	(118,024)	(d)	—
Stockholders’ equity (deficit):
Common stock	—	61	(46)	(a)(d)(f)(e)	15
Additional paid-in capital	2,656	509,029	(251,712)	(a)(c)(d)(e)(f)(h)	259,973
Accumulated other comprehensive loss	(19)	(3)	3	(e)	(19)
Accumulated deficit	(64,097)	(434,483)	422,438	(b)(e)(h)(i)(j)(k)	(76,142)

Total stockholders’ equity (deficit)	(61,460)	74,604	170,683		183,827

Total liabilities, convertible preferred stock and stockholders’ equity	$64,275	$78,638	$59,226		$202,139

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS FOR THE SIX MONTHS ENDED JUNE 30, 2023

(in thousands, except share and per share data)

	Historical		Transaction Accounting Adjustments					Pro Forma Combined Total
	Dianthus	Magenta
Revenues
License revenue—related party	$1,445	$—	$—					$1,445
Operating expenses
Research and development	16,100	8,134	—					24,234
General and administrative	4,804	11,450	—					16,254
Restructuring and other charges	—	19,921	—					19,921

Total operating expenses	20,904	39,505	—					60,409

Loss from operations	(19,459)	(39,505)	—					(58,964)
Interest and other income, net	1,293	7,051	(3,251)	(j	)			5,093
Loss on currency exchange, net	(37)	—	—					(37)
Other expense	(26)	—	—					(26)

Total other income/(expense), net	1,230	7,051	(3,251)					5,030

Net loss	$(18,229)	$(32,454)	$(3,251)					$(53,934)

Net loss per share, basic and diluted	$(4.54)	$(8.56)						$(3.59)

Weighted average common shares outstanding, basic and diluted	4,011,824	3,790,504				(g	)	15,025,437

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF

OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except share and per share data)

	Historical		Transaction Accounting Adjustments		Pro Forma Combined Total
	Dianthus	Magenta
Revenues
License revenue —related party	$6,417	$—	$—		$6,417
Operating expenses
Research and development	29,379	55,141	149	(h)	84,669
General and administrative	6,743	25,761	6,092	(b)(h)(i)	38,596

Total operating expenses	36,122	80,902	6,241		123,265

Loss from operations	(29,705)	(80,902)	(6,241)		(116,848)
Interest and other income, net	1,145	4,440	—		5,585
Loss on currency exchange, net	136	—	—		136
Other (expense)/income	(52)	—	3,331	(j)(k)	3,279

Total other income/(expense), net	1,229	4,440	3,331		9,000

Net loss	$(28,476)	$(76,462)	$(2,910)		$(107,848)

Net loss per share, basic and diluted	$(7.10)	$(20.61)			$(7.22)

Weighted average common shares outstanding, basic and diluted	4,009,204	3,710,771		(g)	14,946,706

The accompanying notes are an integral part of this unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Transaction

Description of the merger

On May 2, 2023, Magenta entered into the Merger Agreement with Dianthus and Merger Sub. On September 11, 2023, Magenta completed its business combination with Dianthus in accordance with the terms of the Merger Agreement, pursuant to which, among other matters, Merger Sub merged with and into Dianthus, with Dianthus surviving the merger as a wholly-owned subsidiary of Magenta, and Magenta being the surviving corporation of the merger. In connection with the closing of the merger, the combined company changed its name to Dianthus Therapeutics, Inc.

Subject to the terms and conditions set forth in the Merger Agreement, Dianthus stockholders received a number of shares of Magenta common stock determined at the closing of the merger based on the Exchange Ratio.

At the effective time of the merger, each share of Dianthus common stock outstanding immediately prior to the effective time, including (i) those shares of Dianthus common stock issued upon conversion of the Dianthus preferred stock, which conversion occurred immediately prior to the effective time of the merger, and (ii) those shares of Dianthus common stock and Dianthus pre-funded warrants issued in connection with Dianthus pre-closing financing, were converted into the right to receive a number of shares of Magenta common stock and Magenta pre-funded warrants, respectively, based on the Exchange Ratio. The Exchange Ratio is approximately 0.2181 shares of Magenta common stock for each share of Dianthus common stock. Under the Exchange Ratio formula in the Merger Agreement, immediately after the merger, Magenta securityholders owned approximately 23.0% of the outstanding shares of capital stock of the combined company, and former Dianthus securityholders, including former Dianthus securityholders that purchased shares of Dianthus common stock and Dianthus pre-funded warrants in the Dianthus pre-closing financing, owned approximately 77.0% of the outstanding shares of capital stock of the combined company.

The percentage ownership of the combined company was derived using a stipulated value of Dianthus of approximately $297.0 million, inclusive of the Dianthus pre-closing financing, and a stipulated value of Magenta of approximately $88.6 million. The valuation of Magenta was determined based on net cash as defined in the Merger Agreement, of approximately $68.6 million as of a determination date prior to the closing of the merger, plus an additional $20.0 million of enterprise value. The fair value of consideration transferred was not indicative of the combined entities’ enterprise value upon consummation of the merger. As the merger is accounted for as a reverse acquisition accounted for as a reverse recapitalization, any difference between the consideration to be transferred in the merger and the fair value of the net assets acquired is recorded as an adjustment to additional paid-in capital.

Each stock option granted under Dianthus’ 2019 Plan that was outstanding immediately prior to the effective time of the merger, was assumed by Magenta and became an option to acquire, on the same terms and conditions as were applicable to such Dianthus stock option immediately prior to the effective time of the merger, a number of shares of Magenta common stock equal to the number of shares of Dianthus’ common stock subject to the unexercised portion of the Dianthus stock option immediately prior to the effective time of the merger, multiplied by the Exchange Ratio (rounded down to the nearest whole share number) with an exercise price per share for the options equal to the exercise price per share of such Dianthus stock option immediately prior to the effective time of the merger divided by the Exchange Ratio (rounded up to the nearest whole cent). Such assumed options continue to be governed by the terms and conditions of Dianthus’ 2019 Plan. Under the terms of the Merger Agreement, prior to the closing of the merger, the board of directors of Magenta acted to (i) accelerate the vesting of equity certain awards of Magenta and (ii) extend the expiration time of Magenta options with an exercise price of $2.00 or less, in each case, in accordance with the terms of the Merger Agreement.

Each restricted stock unit granted by Dianthus, that was outstanding immediately prior to the effective time of the merger, was converted into a restricted stock unit of Magenta on the same terms and conditions as were applicable to such Dianthus restricted stock unit immediately prior to the effective time of the merger, a number of shares of Magenta common stock equal to the number of shares of Dianthus’ common stock subject to the unvested portion of Dianthus restricted stock unit immediately prior to the effective time of the merger, multiplied by the Exchange Ratio (rounded down to the nearest whole share number).

Each warrant granted by Dianthus that was outstanding immediately prior to the effective time of the merger was converted into a warrant to purchase shares of Magenta common stock on the same terms and conditions as were applicable to such Dianthus warrant immediately prior to the effective time of the merger, a number of shares of Magenta common stock equal to the number of shares of Dianthus’ common stock subject to the warrant immediately prior to the effective time of the merger, multiplied by the Exchange Ratio (rounded down to the nearest whole share number) with an exercise price per share for the warrant equal to the exercise price per share of such Dianthus warrant immediately prior to the effective time of the merger divided by the Exchange Ratio (rounded up to the nearest whole cent).

In April 2023, Magenta sold certain assets, including intellectual property, related to the CD117 antibodies including the clinical antibody that was used with MGTA-117, MGTA-45 program and MGTA-145 program for upfront payments of $3.3 million and contingent payments of up to $20.0 million upon the achievement of certain milestones. The accompanying unaudited pro forma condensed combined financial information includes an adjustment to reflect the upfront payments of $3.3 million from the April 2023 asset sales.

The contingent cash flow streams resulting from the April 2023 sales of certain assets, including intellectual property, related to its MGTA-117 antibody, MGTA-45 program and MGTA-145 program, are considered to be variable consideration that is not probable to be received by Magenta as the achievement of the milestones is highly susceptible to factors outside of Magenta’s influence that are not expected to be resolved for a long period of time, if at all. The value of such contingent cash flow streams is therefore not material to Magenta or the merger.

At the effective time of the merger, Magenta and a rights agent entered into a Contingent Value Rights Agreement, or the CVR Agreement, pursuant to which Magenta’s stockholders of record as of immediately prior to the effective time of the merger received one non-transferable CVR for each outstanding share of Magenta common stock held by such stockholder on such date. Pursuant to the CVR Agreement, each CVR holder will be entitled to rights to receive a pro rata portion of certain proceeds, if any, received by Magenta after the effective time of the merger, which proceeds will include the contingent payments related to the April 2023 asset sales. As of the effective date of the Merger, Magenta does not believe that it has a liability, as the contingent events obligating Magenta to pay Magenta’s stockholders of record are not probable of occurring. If, following the merger, Magenta were to record a receivable once the variable consideration is not constrained, for the contingent payments resulting from the April 2023 asset sales, it would also record a corresponding liability.

Accordingly, the merger is treated as a reverse acquisition accounted for as a reverse recapitalization in accordance with GAAP because on the effective date of the merger, substantially all of Magenta’s assets consisted of cash and cash equivalents, marketable securities, as well as other nominal non-operating assets.

Dianthus Pre-Closing Financing

Concurrently with the execution and delivery of the Merger Agreement, certain parties entered into the subscription agreement with Dianthus pursuant to which they agreed, subject to the terms and conditions of such agreement, to purchase, prior to the consummation of the merger, approximately 13.2 million shares of Dianthus common stock and approximately 1.0 million Dianthus pre-funded warrants to purchase approximately 1.0 million shares of Dianthus common stock for an aggregate gross purchase price of approximately $72.0 million. The aggregate purchase price of $72.0 million was fixed, while the purchase price per share or warrant and the aggregate number of shares and warrants to be purchased was subject to change pursuant to the terms of the subscription agreement. The consummation of the transactions contemplated by such agreements was conditioned on the satisfaction or waiver of the conditions set forth in the Merger Agreement. Shares of Dianthus common stock and Dianthus pre-funded warrants issued pursuant to the Dianthus pre-closing financing were converted into the right to receive shares of common stock and pre-funded warrants, respectively, of Magenta in the merger in accordance with the Exchange Ratio at the effective time.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information gives effect to Magenta’s 1:16 reverse stock split.

The unaudited pro forma condensed combined financial information was prepared in accordance with GAAP and pursuant to the rules and regulations of Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of June 30, 2023 was prepared using the historical balance sheets of Magenta and Dianthus as of June 30, 2023. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, and for the year ended December 31, 2022, were prepared using the historical statements of operations and comprehensive loss of Magenta and Dianthus for the six months ended June 30, 2023, and for the year ended December 31, 2022, respectively, and gives effect to the merger as if it occurred on January 1, 2022.

For accounting purposes, Dianthus is considered the acquirer, and the merger is accounted for as a reverse acquisition accounted for as a reverse recapitalization of Magenta by Dianthus because upon the closing of the merger, substantially all of Magenta’s assets consisted of cash and cash equivalents, marketable securities, as well as other nominal non-operating assets.

Under reverse recapitalization accounting, the subsequent financial statements of the combined company reflect the operations of the acquirer for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of the legal acquirer and a recapitalization of the equity of the accounting acquirer. The accompanying unaudited proforma condensed combined financial information was derived from the historical financial statements of Magenta and Dianthus and include adjustments to give pro forma effect to reflect the accounting for the transaction in accordance with GAAP. The historical financial statements of Dianthus will become the historical financial statements of the combined company.

Dianthus and Magenta may incur significant costs associated with integrating their operations after the merger is completed. The unaudited pro forma condensed combined financial information does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings from operating efficiencies which may result from the merger.

To the extent that there are significant changes to the business following completion of the merger, the assumptions and estimates set forth in the unaudited pro forma condensed financial information could change significantly. Accordingly, the pro forma adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted. There can be no assurances that these additional analyses will not result in material changes to the estimates of fair value.

3.	Preliminary Estimated Purchase Price

For purposes of this unaudited pro forma condensed combined financial information, the total estimated purchase price is summarized as follows (in thousands, except share and per share amounts):

Estimated number of common shares of the combined company to be owned by Magenta stockholders(1)	3,792,047
Multiplied by the fair value per share of Magenta common stock(2)	$11.84

Estimated fair value of Magenta common stock issued	$44,898
Estimated fair value of stock options and restricted stock units attributable to precombination services(3)	$201

Estimated purchase price	$45,099

(1)

The final purchase price will be determined based on the number of shares of Magenta common stock of the combined company that Magenta stockholders own as of the closing date of the merger. For purposes of this unaudited pro forma condensed combined financial information, the estimated number of shares is based on a total of 3,792,047 shares of Magenta common stock outstanding as of September 1, 2023, adjusted to reflect the impact of the Magenta 1:16 reverse stock split.

(2)

The estimated purchase price was based on the closing price of Magenta common stock as reported on the Nasdaq Capital Market on September 1, 2023, adjusted to reflect the impact of the Magenta 1:16 reverse stock split.

(3)

Based on the capitalization of Magenta as of June 30, 2023, 4,384 outstanding unvested Magenta restricted stock units and 69,300 stock options will be accelerated in connection with the merger, adjusted to reflect the impact of the Magenta 1:16 reverse stock split. The acquisition date fair value of these Magenta restricted stock units and Magenta stock options attributable to the pre-combination services is included in the estimated purchase price. The acquisition date fair value of these merger restricted stock units and stock options is calculated based on the number of such Magenta restricted stock units and Magenta stock options expected to vest assuming that the merger closed on June 30, 2023. The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the estimated acquisition-date fair value of the assumed Magenta equity awards:

Risk-free interest rate	5.16%
Expected term (in years)	1.32
Expected volatility	60.11%
Expected dividend yield	0%

The actual purchase consideration for the net assets of Magenta will vary based on Magenta share price at closing; however, any difference between the consideration transferred and the fair value of the net assets of Magenta following determination of the actual purchase consideration for it will be reflected as an adjustment to additional paid-in capital. The estimated purchase consideration reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual purchase consideration will be when the merger is completed.

Under reverse recapitalization accounting, the subsequent financial statements of the combined company will reflect the operations of Dianthus for accounting purposes together with a deemed issuance of shares, equivalent to the shares held by the former stockholders of Magenta and a recapitalization of the equity of Dianthus.

4.	Shares of Magenta Common Stock Issued to Dianthus’ Stockholders upon Closing of the Merger

Prior to the merger, all outstanding convertible preferred stock of Dianthus was converted into common stock of Dianthus. At the effective time of the merger, Magenta issued 12,725,235 shares of common stock (including the shares of the common stock issuable upon exercise of outstanding options, restricted stock units and warrants), adjusted to reflect the impact of the Magenta 1:16 reverse stock split, to the shareholders of Dianthus in the merger, determined as follows:

Shares
Dianthus shares of common stock outstanding	4,026,833
Dianthus shares of common stock issuable upon exercise of outstanding warrants and options to purchase common stock	6,838,205
Shares of Dianthus common stock issued upon conversion of Dianthus convertible preferred stock	33,336,282
Estimated shares of Dianthus common stock upon consummation of the Dianthus pre-closing financing	14,144,555

Total Dianthus common equivalent shares	58,345,875
Exchange Ratio	0.2181

Shares of Magenta common stock issued to Dianthus shareholders upon closing of the merger	12,725,235

5.	Transaction Accounting Adjustments

Adjustments included in the column under the heading “Transaction Accounting Adjustments” are primarily based on information contained within the Dianthus pre-closing financing and the Merger Agreement. Further analysis will be performed after the completion of the merger to confirm these estimates.

Based on Dianthus management’s review of Magenta’s summary of significant accounting policies, the nature and amount of any adjustments to the historical consolidated financial statements of Magenta to conform to the accounting policies of Dianthus are not expected to be significant.

Both Dianthus and Magenta have a history of generating net operating losses and maintain a full valuation allowance against their net deferred tax assets. As a result, both entities have not previously reflected an income tax benefit or expense within the financial statement period presented. Management has not identified any changes to the income tax positions due to the merger that would result in an incremental tax expense or benefit. Accordingly, no tax-related adjustments have been reflected for the pro forma adjustments.

The pro forma adjustments, based on preliminary estimates that may change significantly as additional information is obtained, are as follows:

(a)    To reflect $72.0 million in proceeds, less estimated issuance costs of $4.3 million, in connection with the consummation of the Dianthus pre-closing financing, in which approximately 13.2 million shares of Dianthus common stock and approximately 1.0 million Dianthus pre-funded warrants to acquire approximately 1.0 million of Dianthus shares of common stock are to be issued. The merger was contingent upon the Dianthus pre-closing financing, which closed immediately prior to the closing of the merger. If the Dianthus pre-closing financing did not close, Dianthus and Magenta were not required to complete the merger. Based on an assessment of the Dianthus pre-funded warrants specific terms in the draft agreement and applicable authoritative guidance in ASC 480 and ASC 815, the combined company will account for the Dianthus pre-funded warrants as equity-classified instruments.

(b)    To reflect preliminary estimated transaction costs of $4.8 million in connection with the merger, such as advisor fees, legal fees, printer fees, and accounting expenses that are expected to be incurred by Magenta, which were not accrued as of June 30, 2023, and the cost of the D&O tail policy of $2.6 million that is expected to be incurred by Magenta and Dianthus. As $4.1 million of these costs had been already paid by the date of this Current Report on Form 8-K/A, the adjustment was recorded as a decrease in cash of $4.1 million, an increase in accrued liabilities of $3.3 million, and an increase in accumulated deficit of $7.4 million.

(c)    To reflect preliminary estimated transaction costs of $3.5 million in connection with the merger, such as advisor fees, legal fees, printer fees, and accounting expenses that are expected to be incurred by Dianthus. As $2.7 million of these costs had been already paid by the date of this Current Report on Form 8-K/A, the adjustment was recorded as a decrease to cash of $2.7 million, an increase in accrued liabilities of $0.8 million, and a reduction to additional paid-in capital of $3.5 million. As the merger is accounted for as a reverse recapitalization equivalent to the issuance of equity for the net assets of Magenta, these direct and incremental costs are treated as a reduction of the net proceeds received within additional paid-in capital.

(d)    To reflect the conversion of 33.3 million shares of Dianthus convertible preferred stock into shares of Dianthus common stock on a 1-for-1 basis, which occurred immediately prior to the effective time of the merger.

(e)    To reflect the elimination of Magenta historical equity.

(f)    To reflect the effect of the reverse recapitalization of Magenta for a total of $74.6 million, which is the net assets of Magenta as of June 30, 2023.

(g)    The pro forma combined basic and diluted earnings per share have been adjusted to reflect the pro forma net loss for the six months ended June 30, 2023, and the year ended December 31, 2022. In addition, the number of shares used in calculating the pro forma combined basic and diluted net loss per share has been adjusted to reflect the total number of shares of common stock of the combined company that would be outstanding as of the merger closing date after giving effect to the 1:16 reverse stock split, including the impact of the shares of Dianthus common stock issued in the Dianthus pre-closing financing. For the six months ended June 30, 2023, and the year ended December 31, 2022, the pro forma weighted average shares outstanding has been calculated as follows:

	June 30, 2023	December 31, 2022
Weighted-average Dianthus common shares outstanding—basic and diluted	4,011,824	4,009,204
Impact of Dianthus pre-closing financing assuming consummation as of January 1, 2022	14,144,555	14,144,555
Impact of Dianthus convertible preferred stock assuming conversion as of January 1, 2022	33,336,282	33,336,282

Total	51,492,661	51,490,041
Application of the Exchange Ratio to historical Dianthus weighted-average common shares outstanding	0.2181	0.2181

Adjusted Dianthus weighted-average common shares outstanding	11,230,549	11,229,978
Impact of Magenta common stock related to stock awards that accelerated vesting as of January 1, 2022	4,384	5,957
Weighted-average Magenta common shares outstanding—basic and diluted	3,790,504	3,710,771

Pro forma combined weighted average number of shares of common stock—basic and diluted	15,025,437	14,946,706

(h)	To reflect $0.5 million of share-based compensation costs recognized as a result of the merger due to the following:

a.	the fair value of the outstanding unvested awards that fully vested immediately prior to the completion of the merger of $0.2 million; and

b.	the difference between the total value of the replacement awards and the portion attributable to pre-combination service of $0.3 million.

These share-based compensation costs are reflected as an increase in additional paid-in capital and an increase to accumulated deficit in the unaudited pro forma condensed combined balance sheet. Magenta share-based compensation costs of $0.5 million are reflected as research and development expense and general and administrative expense in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022.

(i)

To reflect Magenta’s estimated compensation expense of $4.3 million related to change-in-control cash payments, retention and severance payments resulting from pre-existing employment agreements or from Magenta board of directors approval that will be payable in cash in connection with the merger but were not incurred as of June 30, 2023, an increase to accrued expenses and accumulated deficit in the unaudited pro forma condensed combined balance sheet. As $1.8 million of these costs had been already paid by the date of this Current Report on Form 8-K/A, and $1.6 million was accrued in the historical Magenta’s consolidated balance sheet as of June 30, 2023, the adjustment was recorded as a decrease to cash of $1.8 million, an increase in accrued liabilities of $2.5 million, an increase in general and administrative expenses of $2.5 million and an increase in accumulated deficit of $4.3 million. Magenta’s compensation costs of $2.5 million are reflected as general and administrative expense, respectively, in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022.

(j)

To reflect $3.3 million of upfront payments received in connection with the April 2023 asset sales as if the asset sales had occurred on January 1, 2022. In April 2023, the Company sold certain assets, including intellectual property, related to the CD117 antibodies including the clinical antibody that was used with MGTA-117, MGTA-45 program and MGTA-145 program and allocated $3.3 million to the transaction price of such sales.

(k)	To reflect $0.1 million of upfront payment received in connection with the July 2023 E-478 asset sale as if the asset sales had occurred on January 1, 2022.

(l)	The total impact to equity for the above adjustments as reflected in the table below:

		Common Stock
		Dianthus		Magenta
(in thousands, except share data)		Shares	Amount	Shares	Amount	Additional Paid- in-Capital	Accumulated Deficit	AOCI	Stockholders’ equity
Conversion of outstanding Dianthus’ convertible preferred stock into common stock	(d)	33,336,282	$12	—	$—	$118,012	$—	$—	$118,024
Dianthus pre-closing financing	(a)	14,144,555	1	—	—	67,678	—	—	67,679
Pre-combination stock-based compensation	(h)	—	—	—	—	500	(500)	—	—
Elimination of Magenta’s historical equity carrying value	(e)	—	—	(3,790,762)	(61)	(509,029)	434,483	3	(74,604)
Exchange of outstanding Dianthus common stock into Magenta common stock based on the Exchange Ratio		(51,507,670)	(13)	11,023,502	11	2	—	—	—
Reverse recapitalization of Magenta	(f)	—	—	3,794,227	4	74,600	—	—	74,604
Retention and severance payments to Magenta employees	(i)	—	—	—	—	—	(4,262)	—	(4,262)
Transaction costs associated with the merger	(b),(c)	—	—	—	—	(3,475)	(7,363)	—	(10,838)
July 2023 asset sale	(k)	—	—	—	—	—	80	—	80

Total adjustment		(4,026,833)	$—	11,026,967	$(46)	$(251,712)	$422,438	$3	$170,683